Exhibit 10.01

FY21 Executive Annual Incentive Plan

Chief Executive Officer

This Executive Annual Incentive Plan (the “Plan”) of NortonLifeLock (the “Company”) is effective as of April 4, 2020. The Board of Directors (the “Board”) of the Company reserves the right to alter or cancel all or any portion of the Plan for any reason at any time.

FY21 Executive Annual Incentive Plan (FY21 EAIP)

Job Category: Chief Executive Officer

Purpose: Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals.

Bonus Target: The target incentive bonus, as expressed as a percentage of the base salary, and the annual base salary are determined by the Administrator at the beginning of the fiscal year. The Bonus will be calculated based on actual base salary earnings from time of eligibility under the Plan through April 2, 2021. Payment will be subject to applicable payroll taxes and withholdings.

Bonus Payment: The annual incentive bonus will be paid once annually. Payment will be made no later than two and a half months after the end of the fiscal year. Payment made pursuant to this Plan is at the sole discretion of the Administrator of the Plan.

Metrics: One corporate performance metric, bookings will be used in the determination of the annual incentive bonus payment as determined by the Administrator and will be weighted at 100%, provided an initial operating gate, measured at non-GAAP operating profit margin, is achieved (the “Operating Gate”). If the Operating Gate is not achieved, no payment shall be made under this FY21 EAIP.

Achievement Schedule: An established threshold must be exceeded for the performance metric before the portion of the bonus applicable to the performance metric will be paid. Payout levels will be determined in accordance with the payout slopes established and approved by the Administrator. Payouts under the performance metric is capped.

Pro-ration: The calculation of the annual incentive bonus will be determined, in part, based on eligible base salary earnings for the fiscal year and, subject to the eligibility requirements below, will be pro-rated based on the number of days the participant is actively employed as a regular status employee of the Company during the fiscal year. If a participant takes a leave of absence from the Company during the fiscal year, any payments received by the participant as an income protection benefit will not be counted toward base salary earnings for the purpose of bonus calculations.

Eligibility: Participant must be a regular status employee on the day the bonuses are distributed to earn the bonus. If the Company grants an interim payment for any reason, the Participant must be a regular status employee at the end of the fiscal year in order to receive such payment. Ongoing contributions toward the Company’s overall success, particularly toward year end, is of particular business importance. As such, a participant who leaves before the end of the fiscal year will not be eligible to earn the annual incentive bonus or any pro-rated portion thereof. The Plan participant must be a regular status employee of the Company at the end of the fiscal year in order to be eligible to receive the annual incentive bonus and at the time the bonuses are distributed, unless otherwise determined by the Administrator.

To be eligible to participate in the Plan in the given fiscal year, participant must be in an eligible position for at least 90 days before the end of the Plan year. Employee hired into an eligible position with less than 90 days in the Plan year will not be eligible to participate in the annual bonus plan until the next fiscal year.

Exchange Rates: The performance metric target will not be adjusted for any fluctuating currency exchange rates. However, when calculating achievement of the performance metrics, foreign exchange movements are held constant at plan rates.

Target Changes: In the event of an accretive event, such as a stock buyback, or other events that might have an effect on the plan metrics, such as acquisition, divestiture or purchase of products or technology, the Administrator may at its discretion adjust the performance metric to reflect the potential impact upon the Company’s financial performance.

Exercise of Negative Discretion: Notwithstanding anything to the contrary herein, the Board or Administrator may, without the consent of Participant, exercise negative discretion so as to reduce, by up to twenty-five percent (25%), the amount of the incentive bonus to the extent it determines to be reasonable or appropriate; provided, however, that such determination is made as soon as administratively practicable following the final calculation of the performance metrics.

Forfeiture and Clawback Provisions: All benefits hereunder shall be subject to the provisions of any recoupment or clawback policy adopted by the Board or required by law, including but not limited to, any requirement to recoup or require forfeiture of Covered Amounts in the event of a financial restatement by the Company due to fraud or intentional misconduct to the extent the Covered Amounts would not have been granted, vested or paid had the financial metrics been calculated based on the Company’s financial statements as restated. The Company will not be required to award Participant an additional Payment should the restated financial statements result in a higher bonus calculation.

In addition, the Board or the Administrator shall, in such circumstances as it deems appropriate, recoup or require forfeiture of any Covered Amounts in the event of (i) the Participant’s act or omission resulting in a violation of the Company’s Code of Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officers or other Company policy, provided that such act or omission occurs following the effective date of the applicable Code or policy, or any amendment to such Code or policy; (ii) the adjustment of quarterly or annual financial statements (whether audited or unaudited) with respect to the Company’s prior and current fiscal years to correct one or more errors that have a material impact on the plan metrics; or (iii) a recommendation by the Board or Audit Committee as the result of any ongoing internal investigation.

The Covered Amounts subject to recoupment or forfeiture pursuant to the foregoing shall include the amounts received by the Participant pursuant to this Plan, including (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon the grant or payment of the incentive bonus and (ii) any unvested or unpaid portion thereof (A) in the case of any adjustment or restatement of the Company’s financial statements, during the three-year period preceding the date on which the Company determined, or if later first disclosed, that it is or will be preparing an adjustment or restatement; or (B) in the case of any fraud, misconduct, act or omission by the Participant, during the three-year period preceding the date of such fraud, misconduct, act or omission, as determined by the Board or a committee thereof.

Plan Provisions: This Plan is adopted under the Symantec Senior Executive Incentive Plan, as amended and restated on October 22, 2013 and approved by the Company’s stockholders on October 22, 2013 (the “SEIP”). All capitalized terms in this Plan shall have the meaning assigned to them in the SEIP.

This Plan supersedes the FY20 Executive Annual Incentive Plan, dated March 30, 2019, which is null and void as of the adoption of this Plan.

Participation in the Plan does not guarantee participation in other or future incentive plans, nor does it guarantee continued employment for a specified term. Plan structures and participation will be determined on a year-to-year basis.

The Board reserves the right to alter or cancel all or any portion of the Plan for any reason at any time. The Plan shall be administered by the independent members of the Board (the “Administrator”), and the Administrator shall have all powers and discretion necessary or appropriate to administer and interpret the Plan.

The Board reserves the right to exercise its own judgment with regard to company performance in light of events outside the control of management and/or participant.

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